THIRD AMENDMENT OF THE

CENTURY ALUMINUM COMPANY

SUPPLEMENTAL RETIREMENT INCOME BENEFIT PLAN

WHEREAS, Century Aluminum Company (the “Company”) adopted the Century Aluminum Company Supplemental Retirement Income Benefit Plan effective as of January 1, 2001 (as amended by the First Amendment of the Century Aluminum Company Supplemental Retirement Income Benefit Plan dated effective January 1, 2004, and the Second Amendment of the Century Aluminum Company Supplemental Retirement Income Benefit Plan dated effective June 28, 2005, the “SERB”); and

WHEREAS, the Company wishes to amend the SERB to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to nonqualified deferred compensation arrangements, and to update the claims procedures applicable under ERISA; and

WHEREAS, the Company may so amend the SERB with the approval of the Compensation Committee under Section 13 thereof;

NOW, THEREFORE, effective as of January 1, 2005, or such later dates as specified herein, the SERB is amended as follows:

1.  Section 7 is amended to add the following at the end thereof:

“Effective for UPB benefits that have not been made or commenced before January 1, 2009, a Participant’s UPB shall commence as of the first day of the next calendar month following the later of (a) the Participant’s termination of employment, or (b) the Participant’s attainment of age 62, without regard to the date that benefits commence under the Pension.  For purposes of calculating the amount of the Participant’s UPB, the annual amount payable to the Participant under the Pension Plan shall be assumed to be the annual benefit payable at age 62 or, if later, termination of employment, in the same form as the UPB is payable, without regard to the actual time or form of payment of benefits under the Pension Plan.  If the Participant is married when the UPB commences, then the UPB shall be paid to the Participant in the form of a 50% joint and survivor annuity with the Participant’s spouse as the joint annuitant.  If the Participant is unmarried when the UPB commences, then the UPB shall be paid to the Participant in the form of a single life annuity.  If the Participant is married and dies prior to the date that his or her UPB benefit commences, then the UPB shall be paid to the Participant's spouse as of the first day of the next calendar month following the Participant's death, or if later, the date the Participant would have attained age 62. The UPB benefit payable to the Participant's spouse upon death prior to commencement shall be an amount equal to 50% of the benefit that would have been payable to the Participant in the form of a 50% joint and survivor annuity at age 62, or date of death, if later.  Before any annuity payment has been made, a Participant may elect to change the form of payment of his or her benefit to a single life annuity, a 10-year certain and life annuity, or 75% joint and survivor annuity with the Participant’s spouse as the joint annuitant, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions, and that the change complies with the requirements of Section 409A of the Code and such procedures as the Compensation Committee may promulgate from time to time.  The payment of the UPB shall be subject to applicable tax withholding.”

2.  Section 8 is amended to add the following at the end thereof:

“Effective for Vested ERB benefits that have not been made or commenced before January 1, 2009, a Participant’s Vested ERB shall commence as of the first day of the next calendar month following the later of (a) the Participant’s termination of employment, or (b) the Participant’s attainment of age 62, without regard to the date that benefits commence under the Pension Plan.  For purposes of calculating the amount of the Participant’s Vested ERB, the reduction applied under Section 5(b)(ii) shall be calculated assuming the Pension Plan benefit and UPB are payable in the same form as the ERB is payable (that is, a 50% joint and survivor annuity if the Participant is married and a single life annuity if the Participant is not married), and at age 62 or, if later, upon termination of employment, without regard to the actual time or form of payment of benefits under the Pension Plan or the UPB.”

3.  A new Section 8A is added to the SERB, immediately following Section 8, which provides as follows:

“8A.  Section 409A.   The provisions of this Section 8A apply to all benefits payable to a Participant under the Plan, except for an amount equal to the present value of the amount to which the Participant would have been entitled under the Plan if the Participant had voluntarily terminated services without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of services, and received the benefits in the form with the maximum value.

The Plan is intended to comply, in form and operation, with Section 409A of the Code, and its provisions shall be interpreted in a manner that is consistent therewith.  Notwithstanding any other provision of the Plan to the contrary:

(a)  Payments otherwise required to be made or commence upon the termination of employment of a Participant who is a “specified employee” (within the meaning of Section 409A of the Code and applicable regulations thereunder, as determined by the Compensation Committee) at the time of such termination shall be delayed until the earlier of (i) the first business day which is at least six months and one day following the date of such termination of employment, or (ii) the death of the Participant (the “Delayed Payment Date”), with any such payments that are required to be delayed being accumulated and paid in a lump sum on the Delayed Payment Date and subsequent payments, if any, being made in accordance with the dates and terms set forth herein; provided that the Compensation Committee determines that such delayed payment is required in order to avoid a violation of Section 409A of the Code; [and provided, further, that any such delayed payments shall bear interest at an annual rate, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment];

(b)  References in the Plan to “termination of employment” shall mean a “separation from service” which qualifies as a permitted payment event for purposes of Section 409A of the Code; and

(c)  No distributions will be made under the Plan earlier or later than permitted under the requirements of Code Section 409A.”

4.  Section 10(b) is revised to provide as follows:

“The assets of the Trust shall be used exclusively for the uses and purposes of the Plan and, in the event of the Company’s insolvency, the general creditors of the Company.  Notwithstanding anything herein or any agreement with a Participant to the contrary, the Company shall not provide for, and no provision of the Plan shall be construed to provide for, (i) the restriction of assets to the provision of benefits under the Plan in connection with a change in the Company’s financial health, or in connection with any restricted period with respect to the Pension Plan or other defined benefit plan sponsored by the Company, or (ii) the location or transfer of Trust assets outside the United States, in a manner that would result in the inclusion of amounts in the gross income of the Participants pursuant to Section 409A(b) of the Code.”

5.           Section 11(b) is revised to provide as follows:

“(b)           Unless otherwise determined by the Compensation Committee, the Retirement Committee of the Company (the “Retirement Committee”) shall exercise the administrative powers and discretions of the Company provided under Section 11(a).  All actions, interpretations and decisions of the Retirement Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.”

6.           Section 12 is replaced in its entirety with the following:

“12.  Claims and Review Procedure.

An applicant may elect an authorized representative to act on his or her behalf in pursuing a benefit claim or appeal.

(a)           Applications for Benefits.  Any application for benefits under the Plan shall be submitted to the Retirement Committee, at the principal office of the Company.  Such application shall be in writing and shall be signed by the applicant (or his or her authorized representative).

(b)           Denial of Applications.  In the event that any application for benefits is denied in whole or in part, the Retirement Committee shall provide the applicant with written or electronic notification of the adverse benefit determination.  Any electronic notification will comply with the standards imposed by the regulations of the U.S. Department of Labor.  The notification shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the Plan provisions on which the denial was based, a description of any information or material necessary to perfect the application, an explanation of why such material is necessary, and an explanation of the Plan’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim as described in Section 12(c) below.  Such notification shall be given to the applicant within 90 days after the Retirement Committee receives the application, unless special circumstances require an extension of time for processing the application.  In no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period.  If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 90-day period.  Such notice shall indicate the special circumstances requiring an extension of time and the date by which the Retirement Committee expects to render a decision.

(c)           Requests for Review.  Any person (or such person’s duly authorized representative) whose application for benefits is denied in whole or in part  may appeal the denial by submitting to the Retirement Committee a request for a review of such application within 60 days after receiving written notice of the denial.  The request for review shall be in writing and shall be addressed to the Retirement Committee’s principal office.  The request for review shall set forth all of the grounds on which it is based, all facts in support of the request, and any other matters which the applicant feels are pertinent.  The applicant (or his or her authorized representative) shall have the opportunity to submit (or the Retirement Committee may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her authorized representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           Decisions on Review.  The Retirement Committee shall act upon each request for review within 60 days after receipt thereof, unless special circumstances require an extension of time for processing, but in no event shall the decision on review be rendered more than 120 days after the Retirement Committee receives the request for review.  If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 60-day period.  The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Retirement Committee expects to render its decision on the review.  The Retirement Committee shall provide the applicant with written or electronic notification of its decision.  Any electronic notification will comply with the standards imposed by the regulations of the U.S. Department of Labor.  In the event that the Retirement Committee confirms the denial of the application for benefits in whole or in part, such notification shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial, specific references to the Plan provisions on which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim, and a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.  To the extent that the Retirement Committee overrules the denial of the application for benefits, such benefits shall be paid to the applicant.

(e)           Rules and Procedures.  The Retirement Committee shall adopt such rules and procedures, consistent with ERISA and the Plan, as it deems necessary or appropriate in carrying out its responsibilities under this Section 12.  The Retirement Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)           Exhaustion of Administrative Remedies.  No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with Section 12(a), (ii) has been notified that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 12(c) and (iv) has been notified that the Retirement Committee has affirmed the denial of the application.  Notwithstanding the foregoing, if the Retirement Committee does not respond to a Participant’s claim or appeal within the relevant time limits prescribed in this Section 12, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.”

7.  Section 13 is amended by adding the following new subsection (c) at the end thereof:

“(c)  The distribution of benefits upon termination of the Plan shall comply with Section 409A of the Code.”

TO RECORD THE ADOPTION OF THIS THIRD AMENDMENT OF THE SERB WITH THE APPROVAL OF THE COMPENSATION COMMITTEE, Century Aluminum Company has caused this document to be executed on its behalf by its duly authorized officer.

Dated:	12/1/2008	CENTURY ALUMINUM COMPANY
		By:	/s/ Robert R. Nielsen
		Title:	Executive Vice President, General Counsel and Secretary